EXHIBIT 1

ADP BOARD REJECTS PERSHING SQUARE NOMINEES FOR 2017 ANNUAL MEETING

ROSELAND, NJ, August 21, 2017 – ADP (NASDAQ: ADP) (the “Company”) today announced that ADP’s Board of Directors, following the recommendation of the ADP Board’s Nominating/Corporate Governance Committee, voted unanimously not to nominate any of Pershing Square Capital Management’s three candidates for election to the Board at ADP’s 2017 Annual Meeting of Stockholders.  ADP plans to file its Preliminary Proxy statement with the Securities and Exchange Commission this week.

After following established procedures to complete a thorough review of Pershing Square’s nominees, including conducting individual interviews with each candidate, the Nominating/Corporate Governance Committee determined that none of the Pershing Square nominees bring additive skills or experience to ADP’s Board.  As a result, ADP’s Board plans to nominate its 10 existing directors for re-election at the 2017 Annual Meeting: Peter Bisson, Richard T. Clark, Eric C. Fast, Linda R. Gooden, Michael P. Gregoire, R. Glenn Hubbard, John P. Jones, William J. Ready, Carlos Rodriguez, and Sandra S. Wijnberg.

ADP’s Board is committed to maintaining best-in-class corporate governance standards.  ADP directors are elected annually and all directors of the Board are independent, other than CEO Carlos Rodriguez, who is the Board’s sole management-director. As of the 2017 Annual Meeting, the average tenure of ADP’s independent directors is 6.8 years, compared to the S&P 500 average of 8.3 years.  ADP’s 10-person Board, which includes four directors who have joined since 2014, possesses a broad spectrum of relevant leadership, skills, and experience designed to drive Board performance and properly oversee the interests of the Company.

“The ADP Board has been regularly focused on director refreshment and adding important skills and experience to our Board,” said John P. Jones, Non-Executive Chairman of the Board.  “However, we have determined that adding Mr. Ackman’s nominees would not be an improvement.  ADP’s independent Board includes the right balance of leadership continuity and fresh perspectives, as well as technology, operational and financial expertise, to continue our strong track record of shareholder value creation.  Unlike Mr. Ackman’s nominees, ADP’s directors have a deep understanding and appreciation of the current state of ADP’s business and its clients, and what it takes to successfully execute on our ‘All in on HCM’ strategy.  ADP has taken a number of important steps to thoughtfully and prudently transform our organization and culture to drive global growth in the evolving Human Capital Management market, while delivering for our clients and generating outsized returns for shareholders.”

About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

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Copyright © 2017 ADP, LLC. All rights reserved.

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Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.

ADDITIONAL INFORMATION

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.adp.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2017 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835

Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com